EXHIBIT 99.1

News	Release	News	Release	News	Release

[American Express Company Logo]

Contacts:	Media:	Joanna Lambert	Michael O’Neill
		212-640-9668	212-640-5951
		joanna.g.lambert@aexp.com	mike.o’neill@aexp.com

Investors/Analysts:		Alex Hopwood	Ron Stovall
		212-640-5495	212-640-5574
		alex.w.hopwood@aexp.com	ronald.stovall@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS TO PARTICIPATE IN U.S. TREASURY’S

CAPITAL PURCHASE PROGRAM

NEW YORK, December 23, 2008 — American Express announced today the United States Department of Treasury has provided preliminary approval for the company to participate in the Treasury’s Troubled Asset Relief Program Capital Purchase Program.  American Express expects to issue and sell to the Treasury preferred stock of approximately $3.39 billion and warrants to purchase shares of common stock for up to 15% of that amount.

The preferred shares will pay dividends at a rate of 5% annually for the first five years and then 9% annually thereafter.  The United States Treasury’s term sheet describing the capital purchase program is available on its website at www.ustreas.gov.

On November 10, 2008, American Express announced the United States Federal Reserve approved its application to become a bank holding company and that it would be regulated by the Federal Reserve. The tables below provide information regarding the Company’s consolidated capital and certain capital ratios at September 30, 2008.  The pro forma data assumes the completion of the sale of the preferred shares to the Treasury as if it occurred on September 30, 2008, as described above.

(Billions)

	Tier 1 Capital	Total Average Assets	Tier 1 Leverage Ratio	Risk Weighted Assets	Tier 1 Risk- Based Capital Ratio	Tier 2 Capital	Total Risk- Based Capital Ratio
Historical	$9.818	$129.372	7.6%	$112.963	8.7%	$1.468	10.0%
Pro Forma	$13.207	$132.761	9.9%	$111.618	11.8%	$1.477	13.2%

American Express Company is a leading global payments and travel company founded in 1850.  For more information, visit www.americanexpress.com.

Forward-Looking Statements

This release includes forward-looking statements, which are subject to risks and uncertainties.  The words “will,” “expect,” “could,” “would,” and similar expressions are intended to identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made.  American Express Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the company’s ability to complete the issuance of preferred shares and warrants to the United States Department of the Treasury under the Capital Purchase Program and the company’s results, performance and events subsequent to the third quarter of 2008.  A further discussion of these and other risks and uncertainties can be found in the reports of the company filed with the U.S. Securities and Exchange Commission (including its annual report on Form 10-K for the fiscal year ended December 31, 2007 and its quarterly report on Form 10-Q for the three months ended September 30, 2008).